EXHIBIT 5.1

JONES & HALEY, P.C.

ATTORNEYS AT LAW

750 HAMMOND DRIVE
SUITE 100, BUILDING 12
ATLANTA, GEORGIA 30328-6273

www.corplaw.net

RICHARD W. JONES	Telephone 770-804-0500
Email: jones@corplaw.net	Facsimile 770-804-8004

December 30, 2024

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	AEN Group Ltd. – Registration Statement on Form S-1
[J&H File No. 4094.00]

Ladies and Gentlemen:

We have acted as counsel for AEN Group Ltd., a Nevada corporation (the "Company"), in connection with the preparation and filing of the above-referenced registration statement for the proposed offering of 1,410,000 shares of the Company's $0.0001 par value common stock, by the Company and 35 individual holders of the Company’s common stock (the “Selling Shareholders”).

In connection therewith, we have reviewed and examined the Company’s Articles o Incorporation, the By-Laws, the minutes of meeting of the Stockholders and Board of Directors, and such other records as we have deemed relevant and necessary to render our opinion as express herein. In addition, as to certain matters, we have relied on certificates and representations of the Company’s officers and directors.

Based on the foregoing, it is our opinion that:

(1)	The Company is duly organized and incorporated and validly exists as a corporation in good standing under the laws of the State of Nevada.

(2)

All necessary corporation action has been taken by the Company to authorize the filing of the Registration Statement with respect to the offering by the Company and the selling shareholders of its common stock.

(3)

The shares to be sold by the Selling Shareholders are validly issued, fully paid, and non-assessable, and the shares to be issued and sold by the Company, all as more specifically described in said Registration Statement, have been duly and validly authorized and, when issued and delivered against payment therefor, will be duly and validly issued and fully paid and non-assessable.

United States Securities and Exchange Commission

December 30, 2024

We hereby consent to the filing of this opinion as an Exhibit to the above-referenced Registration Statement, and further consent to the use of our name under the heading "Legal Matters" therein and in the Prospectus which forms a part thereof.

Sincerely yours,

JONES & HALEY, P.C.,
For the Firm

By:	/s/Richard W. Jones
Richard W. Jones

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